Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 41 to the registration statement on Form N-1A (“Registration Statement) of our report dated September 20, 2005, relating to the financial statements and financial highlights which appears in the July 31, 2005 Annual Reports to Shareholders of the Funds comprising the iShares Goldman Sachs Series Funds, the iShares NYSE Series Funds, the iShares FTSE /Xinhua China 25 Index Fund and the iShares MSCI EAFE Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Francisco, California

November 23, 2005